EXH 99.1

Marpai Names Damien Lamendola as Chief Executive Officer to Drive the Next Phase of its Growth

Healthcare Industry Luminary is also the Company’s Largest Shareholder

NEW YORK, November 6, 2023 /PRNewswire/ -- Marpai, Inc. (“Marpai” or the “Company”) (Nasdaq: MRAI), a full-service Third-Party Administrator (TPA) specializing in cost management through intelligent processes and systems, is excited to announce the appointment of Damien Lamendola as its new Chief Executive Officer (CEO), replacing Edmundo Gonzalez, the Company’s co-founder and now former CEO. Mr. Lamendola has been on Marpai’s board of directors (“Board”) since April 2021, and he will remain on the Board. He is also the largest beneficial shareholder of the Company. In addition, Steve Johnson will be joining Marpai as Chief Financial Officer (CFO), joining Mr. Lamendola on the Company’s management team, and replacing the Company’s current CFO, Yoram Bibring. Additionally, Mike Dendy, a healthcare industry veteran with vast experience in third-party administrators, will be joining the company’s Board.

Mr. Lamendola is a long-time entrepreneur in the healthcare space. He founded WellDyne, a pharmacy benefit manager, in 2002. WellDyne grew substantially until he sold it to the private equity firm, The Carlyle Group, in 2016. He is also the founder of Continental Benefits, a third-party administrator, which was sold to Marpai in 2021. Mr. Lamendola is also the CEO of HillCour Holding Corporation, an investment firm with holdings in various healthcare companies.

Mike Dendy has been a leader in the healthcare benefits space for over 30 years and has excelled at both administrative and cost containment functions. Mr. Dendy built HPS Paradigm Administrators into one of the preeminent TPAs in the country before selling the TPA in 2004. He then founded and built Advanced Medical Pricing Solutions (AMPS) into the leading national player in the healthcare cost containment field using medical billing review and reference-based reimbursement services to save their clients tens of millions of dollars annually. He is now CEO of CarynHealth, an extremely unique alternative benefits company that has grown exponentially in the four years since inception.

“My number one mission at Marpai is to create substantial value for shareholders. We have had a tough run in the public market like so many other microcap companies, but I believe that the potential for creating a substantial public company is here,” said Mr. Lamendola. “I want to make sure our clients, members, and of course our employees continue to get value from our products and services. The market is ready for solutions like ours. Marpai will continue to build and expand on its next generation Smart Claims TPA 2.0 philosophy. Marpai provides multiple corridors of integrated services, all with the mission of reducing the cost of healthcare benefits and increasing the healthcare outcomes for our employer clients and their members,” continued Mr. Lamendola.

Yaron Eitan, Marpai’s co-founder and Chairman of the Board, who remains in that position, added, “I believe that for a businessman with the track record of success and value creation as Damien to take this position is wonderful news for all shareholders. The Board and I are looking forward to help Damien build a great company,” said Mr. Eitan.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a technology company bringing AI-powered health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA (Third Party Administrator) sector serving self-funded employer health plans representing over $1 trillion in annual claims, Marpai maximizes the value of the health plan as measured in health outcomes. Marpai takes a member-centric approach that uses AI and big data to connect members to health solutions predicted to have a high probability of positive outcomes and aims to bring value-based care to the self-insured market. With effective early intervention, disease management, claims processing and proactive member outreach, Marpai works to deliver the healthiest member population for the health plan budget. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com, the content of which is not incorporated by reference into this press release.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated future results. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "guidance," "may," "can," "could," "will," "potential," "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses its belief that there is a potential to create a substantial public company, that the market is ready for its solutions, and that it will continue to build and expand on its next generation Smart Claims TPA 2.0 philosophy. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange

Commission (the “SEC”). Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov.